380 Sentry Parkway Blue Bell, PA 19422-0754
PRESS RELEASE
For Release: Immediate Contact: William Hitselberger (215) 665-5046

PMA Capital Announces Second Quarter 2006 Results; Improved Operating Income for Second Quarter and First Six Months of 2006

Blue Bell, PA, August 3, 2006 -- PMA Capital Corporation (NASDAQ: PMACA) today announced financial results for the second quarter of 2006. PMA Capital reported a net loss of $762,000, or two cents per share, for the second quarter of 2006, compared to net income of $17,000 for the same period in 2005. Operating income, which we define as net income excluding realized gains (losses), for the quarter increased to $524,000 from $189,000 in the second quarter of 2005. For the six months ended June 30, 2006, the Company reported net income of $1.7 million, or five cents per diluted share, compared to a net loss of $20.5 million, or 65 cents per share, for the same period last year. Operating income for the first six months of 2006 increased to $1.8 million compared to an operating loss of $22.3 million in the first half of 2005. The net loss and operating loss for the first six months of 2005 included an after-tax charge of $23 million ($30 million pre-tax), or 73 cents per share, for prior year loss development at the Company’s Run-off Operations.

The net loss for the second quarter of 2006 included after-tax net realized investment losses of $1.3 million, or four cents per share, compared to $172,000, or one cent per diluted share, in the second quarter of 2005. Net income for the first six months of 2006 included after-tax net realized investment losses of $104,000, compared to after-tax net realized investment gains of $1.8 million, or six cents per share, for the same period last year. Included in after-tax net realized investment losses for the first six months in 2006 were gains of $620,000, compared to $1.5 million for the same period in 2005, resulting from decreases in the fair value of the derivative component of our 6.50% Convertible Debt.

“Our focus in 2006 has been on the execution of a three-pronged plan: maintain and prudently grow our workers' compensation operation, continue the growth of our fee-based business and reduce our run-off exposures and redeploy the capital invested in our Run-off Operations,” said Vincent T. Donnelly, President and Chief Executive Officer. “We are pleased with the progress that we have made through June on the execution of this plan, but we recognize that we still have work to do. Pre-tax operating income for The PMA Insurance Group increased to $6.7 million for the second quarter of 2006, compared to $4.9 million in the second quarter of 2005. Our year to date direct premiums written increased 10% from the same period a year ago, although direct premiums written for the quarter improved by only 2% compared to the same period last year. Although we continued to see pricing pressure in our territories, we maintained our underwriting discipline and grew our premiums. For the first six months of 2006, our workers’ compensation renewal retention rate improved to 83%, compared to 70% for the same period of 2005, while our new business increased modestly.”

"Our revenues from PMA Management Corp. improved by $3 million, to $14 million for the six months ended June 30, 2006," Mr. Donnelly continued. "We continue to see growth opportunities for our fee-based business and expect growth to continue from this service-focused aspect of The PMA Insurance Group."

Mr. Donnelly continued, “During the quarter, our financial flexibility improved as a result of the $73.5 million extraordinary dividend received from our Run-off Operations. We used the proceeds of the dividend to reduce our level of debt outstanding and to improve liquidity at the holding company. We reduced our convertible debt during the second quarter by $36 million, which leaves us with $33 million par value of convertible debt outstanding as of June 30, 2006.”

“We continue to execute our plan of reducing the insurance liabilities at our Run-off Operations. Our insurance liabilities have decreased by 10% since year end 2005, and after the end of the second quarter, we finalized a commutation agreement with one of our ten largest ceding companies that will further decrease our liabilities by over $22 million,” Mr. Donnelly concluded.

Consolidated revenues for the second quarter and first six months of 2006 increased to $111.3 million and $223.3 million, compared to $105.9 million and $214.5 million for the same periods in 2005. Direct premiums written for the second quarter of 2006 improved to $92.3 million, up from $90.1 million in the second quarter last year, while year to date premiums written increased by more than 10% to $219.7 million, compared to the same period a year ago. Net premiums earned for the second quarter and first six months of 2006 increased 7% and 6%, respectively, to $94.9 million and $186.6 million, compared to the same periods last year.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our segment operating results and operating income (loss) to GAAP net income (loss).

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2006	2005	2006	2005
Pre-tax operating income (loss):
The PMA Insurance Group	$6,671	$4,941	$14,812	$11,553
Run-off Operations	428	1,133	589	(28,513)
Corporate & Other	(6,128)	(5,721)	(12,267)	(11,888)
Pre-tax operating income (loss)	971	353	3,134	(28,848)
Income tax expense (benefit)	447	164	1,311	(6,547)
Operating income (loss)	524	189	1,823	(22,301)
Net realized gains (losses) after tax	(1,286)	(172)	(104)	1,767
Net income (loss)	$(762)	$17	$1,719	$(20,534)

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $6.7 million and $14.8 million for the second quarter and first six months of 2006, compared to $4.9 million and $11.6 million for the same periods last year. The increases between periods are due to both improved underwriting results and increased investment income.

Direct premiums written were $92.4 million for the second quarter of 2006, up from $90.3 million for the second quarter of 2005. For the six months ended June 30, 2006, direct premiums written increased to $220.0 million, compared to $199.2 million for the same period last year. We wrote $20.1 million and $50.1 million of new business in the second quarter and first six months of 2006, compared to $25.9 million and $49.9 million for the same periods in 2005. Our renewal retention rate on existing workers’ compensation accounts remained strong at 84% for the second quarter of 2006, consistent with that retained for the same period in 2005, while our renewal retention rate for the first six months of 2006 improved to 83%, up from 70% for the comparable period last year. Net premiums written were $85.6 million and $199.0 million in the second quarter and first six months of 2006, compared to $82.1 million and $187.6 million during the same periods a year ago.

For the second quarter and first six months of 2006, the combined ratio on a GAAP basis was 102.9% and 102.5%, compared to 104.3% and 103.8% for the same periods last year. The improvement in the combined ratio for the second quarter of 2006, compared to the same period last year, primarily reflected improved loss and LAE and policyholders’ dividend ratios. The improvement in the combined ratio for the first six months of 2006, compared to the same period a year ago, was mainly due to an improved loss and LAE ratio.

The improved loss and LAE ratio was primarily due to a lower current accident year loss and LAE ratio in 2006, compared to 2005. Pricing changes coupled with payroll inflation for rate sensitive workers’ compensation business are slightly below overall estimated loss trends. Our loss and LAE ratio benefited from changes in workers’ compensation products selected by our insureds, modest changes in our geographic mix and a reduction in our estimate of medical cost inflation. We estimated our medical cost inflation to be 8.5% during the first six months of 2006, compared to our estimate of 11% through the first six months of 2005. We believe our enhanced network and managed care initiatives helped improve our 2006 medical cost inflation rate by 0.5%. We expect that medical cost inflation will remain a significant component of our overall loss experience. The policyholders’ dividend ratio improved in the second quarter of 2006 due to slightly higher than expected losses resulting in lower than expected dividends on participating products where the policyholders may receive a dividend based, to a large extent, on their loss experience.

Net investment income increased to $8.8 million in the second quarter of 2006 compared to $7.7 million in the prior year quarter. For the first six months of 2006, net investment income increased $2.1 million to $17.3 million compared to the first half of 2005. The improvements in both periods were due primarily to higher yields of approximately 40 basis points on our investment portfolio, which had a book yield of 5.0% at June 30, 2006.

Run-off Operations

Our Run-off Operations includes the results of our former reinsurance and excess and surplus lines businesses. The Run-off Operations had pre-tax operating income of $428,000 and $589,000 for the three and six months ended June 30, 2006, compared to pre-tax operating income of $1.1 million and a pre-tax operating loss of $28.5 million for the same periods last year. The pre-tax operating loss for the first six months of 2005 included the first quarter charge of $30 million for prior year loss development.

Corporate and Other

The Corporate and Other segment primarily includes corporate expenses, including debt service. Corporate and Other had a pre-tax operating loss of $6.1 million during the second quarter of 2006, compared to $5.7 million during the same period last year, primarily due to higher stock-based compensation. Pre-tax operating losses were $12.3 million during the first six months of 2006, compared to $11.9 million for the same period in 2005, primarily due to higher interest expense. For segment reporting purposes, we allocate interest income for the bonds owned by our operating companies back to their respective segments and reduce investment income in the Corporate and Other segment. Although the Corporate and Other segment does not benefit from the reduced level of consolidated interest expense on the $16.1 million principal amount of its 6.50% Convertible Debt held by its operating segments, it will benefit from the reduced level of its outstanding 6.50% Convertible Debt due to the $35.0 million mandatory redemption which occurred in June 2006, as well as the 2006 open market purchases. During the first six months of 2006, we retired $15.9 million principal amount of our 6.50% Convertible Debt, through open market purchases.

Financial Condition

Total assets were $2.8 billion as of June 30, 2006, compared to $2.9 billion as of December 31, 2005. Shareholders’ equity was $398.3 million as of June 30, 2006, compared with $406.2 million as of December 31, 2005. Book value per share was $12.21 as of June 30, 2006, compared to $12.70 at year end 2005. The decreases in shareholders’ equity and book value per share were primarily due to an increase in unrealized losses on our invested asset portfolio. Net unrealized holding losses increased on our invested asset portfolio to $18.7 million, or 58 cents per share, as of June 30, 2006, compared to $2.8 million, or nine cents per share, at year end 2005, mainly due to higher market interest rates. At June 30, 2006, we had $32.7 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

The components of our debt as of June 30, 2006 were as follows:

(dollar amounts in thousands)	Amount	Maturity
6.50% Convertible Debt	$32,165	2022	[1]
Derivative component of 6.50% Convertible Debt	4,953
4.25% Convertible Debt[2]	655	2022
8.50% Senior Notes	57,500	2018
Junior subordinated debt	43,816	2033
Surplus Notes	10,000	2035
Unamortized debt discount	(786)
Total long-term debt	$148,303

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share for $29.7 million principal amount and $15.891 per share for $2.5 million principal amount.

(2)	This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

As of June 30, 2006, our total outstanding debt was $148.3 million, compared to $196.2 million at December 31, 2005. The decrease was primarily due to the mandatory redemption and open market purchases of our 6.50% Convertible Debt. As a result of this activity, our debt-to-capital ratio has decreased to 27% as of June 30, 2006, compared to 33% as of December 31, 2005.

During the first six months of 2006, we retired $15.9 million principal amount of our 6.50% Convertible Debt, including $10.5 million in June 2006, through open market purchases by PMA Capital Corporation. We paid $17.7 million for these bond purchases, including $11.8 million for the June 2006 purchases, exclusive of accrued interest.

Also in June 2006, the Company completed the redemption of $35 million principal amount, including $9.6 million held by its consolidated operating companies, of its 6.50% Convertible Debt. This redemption reduced the par value of our consolidated convertible debt by $25.4 million. The mandatory redemption was triggered by the extraordinary dividend the Company received from PMA Capital Insurance Company (“PMACIC”). In conjunction with the redemption, PMA Capital Corporation paid $36.0 million, including $10.6 million to its consolidated operating companies, and issued 307,990 shares of its Class A Common stock. As the derivative component of the bonds was already reflected in our debt balance, the redemption and repurchase activity did not result in any significant realized gain or loss.

The PMA Insurance Group had statutory capital and surplus of $321.1 million as of June 30, 2006, compared to $315.1 million as of December 31, 2005. The PMA Insurance Group has the ability to pay $25.1 million in dividends during 2006 without the prior approval of the Pennsylvania Insurance Department. The statutory capital and surplus of PMACIC, PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary, was $126.0 million as of June 30, 2006, compared to $204.9 million as of December 31, 2005. The reduction in PMACIC’s statutory capital and surplus was due primarily to its extraordinary dividend payment of $73.5 million to PMA Capital in May 2006.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, August 4th to review our 2006 second quarter results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
800-706-7741 (Domestic)	888-286-8010 (Domestic)
617-614-3471 (International)	617-801-6888 (International)
Passcode 55222075	Passcode 57654565

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 10:30 a.m. Eastern Time on Friday, August 4th until 11:59 p.m. Eastern Time on Monday, September 4th.

Quarterly Statistical Supplement

Our Second Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103
Attention: Investor Relations

Alternatively, you may submit your request by telephone (215-665-5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated Thursday, August 3, 2006. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIEA is extended beyond its December 31, 2007 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended June 30,
(dollars in thousands)	2006	2005
Direct premiums written:
The PMA Insurance Group	$92,434	$90,282
Run-off Operations	47	57
Corporate and Other	(213)	(220)
Consolidated direct premiums written	$92,268	$90,119

Net premiums written:
The PMA Insurance Group	$85,639	$82,103
Run-off Operations	527	1,504
Corporate and Other	(213)	(220)
Consolidated net premiums written	$85,953	$83,387

Revenues:
Net premiums earned:
The PMA Insurance Group	$94,803	$85,541
Run-off Operations	332	3,399
Corporate and Other	(213)	(220)
Consolidated net premiums earned	94,922	88,720
Net investment income	11,058	12,542
Realized losses	(1,978)	(265)
Other revenues	7,286	4,939
Consolidated revenues	$111,288	$105,936

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$6,671	$4,941
Run-off Operations	428	1,133
Corporate and Other	(6,128)	(5,721)
Pre-tax operating income	971	353
Income tax expense	447	164
Operating income	524	189
Realized losses after-tax	(1,286)	(172)
Net income (loss)	$(762)	$17

Weighted average common shares outstanding:
Basic	32,132,618	31,723,432
Diluted	32,132,618	32,015,127

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Six months ended June 30,
(dollars in thousands)	2006	2005
Direct premiums written:
The PMA Insurance Group	$220,007	$199,194
Run-off Operations	47	213
Corporate and Other	(381)	(414)
Consolidated direct premiums written	$219,673	$198,993

Net premiums written:
The PMA Insurance Group	$199,029	$187,577
Run-off Operations	1,133	6,433
Corporate and Other	(381)	(414)
Consolidated net premiums written	$199,781	$193,596

Revenues:
Net premiums earned:
The PMA Insurance Group	$186,024	$170,241
Run-off Operations	938	6,616
Corporate and Other	(381)	(414)
Consolidated net premiums earned	186,581	176,443
Net investment income	22,458	24,254
Realized gains (losses)	(160)	2,718
Other revenues	14,390	11,131
Consolidated revenues	$223,269	$214,546

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$14,812	$11,553
Run-off Operations	589	(28,513)
Corporate and Other	(12,267)	(11,888)
Pre-tax operating income (loss)	3,134	(28,848)
Income tax expense (benefit)	1,311	(6,547)
Operating income (loss)	1,823	(22,301)
Realized gains (losses) after-tax	(104)	1,767
Net income (loss)	$1,719	$(20,534)

Weighted average common shares outstanding:
Basic	32,014,150	31,559,468
Diluted	32,540,905	31,559,468

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(in thousands, except per share data)	2006	2005
Assets:
Investments:
Fixed maturities available for sale	$913,376	$1,049,254
Short-term investments	70,994	57,997
Short-term investments, loaned securities collateral	4,771	-
Total investments	989,141	1,107,251

Cash	26,004	30,239
Accrued investment income	9,312	11,528
Premiums receivable	205,825	197,582
Reinsurance receivables	1,071,332	1,094,674
Deferred income taxes	110,452	103,656
Deferred acquisition costs	37,336	34,236
Funds held by reinsureds	151,873	146,374
Other assets	171,713	162,505
Total assets	$2,772,988	$2,888,045

Liabilities:
Unpaid losses and loss adjustment expenses	$1,727,369	$1,820,043
Unearned premiums	189,140	173,432
Debt	148,303	196,181
Accounts payable, accrued expenses
and other liabilities	220,350	209,654
Funds held under reinsurance treaties	79,966	78,058
Dividends to policyholders	4,725	4,452
Payable under securities loan agreements	4,804	2
Total liabilities	2,374,657	2,481,822

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	110,552	109,331
Retained earnings	180,626	187,265
Accumulated other comprehensive loss	(37,630)	(22,684)
Treasury stock, at cost	(26,307)	(38,779)
Total shareholders' equity	398,331	406,223
Total liabilities and shareholders' equity	$2,772,988	$2,888,045

Shareholders' equity per share	$12.21	$12.70

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
(in thousands, except per share data)	2006	2005

Gross premiums written	$100,075	$95,069

Net premiums written	$85,953	$83,387

Revenues:
Net premiums earned	$94,922	$88,720
Net investment income	11,058	12,542
Net realized investment losses	(1,978)	(265)
Other revenues	7,286	4,939
Total revenues	111,288	105,936

Expenses:
Losses and loss adjustment expenses	66,379	63,261
Acquisition expenses	19,552	17,983
Operating expenses	21,580	18,802
Dividends to policyholders	1,011	1,762
Interest expense	3,773	4,040
Total losses and expenses	112,295	105,848

Pre-tax income (loss)	(1,007)	88

Income tax expense (benefit):
Current	-	-
Deferred	(245)	71
Total income tax expense (benefit)	(245)	71

Net income (loss)	$(762)	$17

Net income (loss) per share:

Basic	$(0.02)	$0.00
Diluted	$(0.02)	$0.00

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30,
(in thousands, except per share data)	2006	2005

Gross premiums written	$234,042	$216,382

Net premiums written	$199,781	$193,596

Revenues:
Net premiums earned	$186,581	$176,443
Net investment income	22,458	24,254
Net realized investment gains (losses)	(160)	2,718
Other revenues	14,390	11,131
Total revenues	223,269	214,546

Expenses:
Losses and loss adjustment expenses	131,772	157,249
Acquisition expenses	36,877	36,654
Operating expenses	41,567	36,500
Dividends to policyholders	2,433	2,264
Interest expense	7,646	8,009
Total losses and expenses	220,295	240,676

Pre-tax income (loss)	2,974	(26,130)

Income tax expense (benefit):
Current	-	-
Deferred	1,255	(5,596)
Total income tax expense (benefit)	1,255	(5,596)

Net income (loss)	$1,719	$(20,534)

Net income (loss) per share:

Basic	$0.05	$(0.65)
Diluted	$0.05	$(0.65)